Exhibit 5.1

920 Memorial City Way, Ste. 1000

Houston, TX 77024

281.949.2500 [M]        www.f-e-t.com

December 8, 2016

Forum Energy Technologies, Inc.

920 Memorial City Way, Ste. 1000

Houston, TX 77024

Ladies and Gentlemen:

I am Executive Vice President, General Counsel and Secretary of Forum Energy Technologies, Inc., a Delaware corporation (the “Company”). This opinion is being delivered in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a prospectus supplement dated December 5, 2016 (the “Prospectus Supplement”) to the prospectus dated August 23, 2016, included in the Registration Statement of the Company on Form S-3 (Registration No. 333-213266) covering the offer and sale of up to 8,050,000 shares of common stock, par value $0.01 per share, of the Company (the “Shares”) by the Company and the selling stockholders identified in the Prospectus Supplement, up to 4,025,000 Shares of which are being offered by the Company and up to 4,025,000 Shares of which are being offered by the selling stockholders.

I, or attorneys under my supervision, have examined originals, or copies certified or otherwise identified, of (i) the Third Amended and Restated Certificate of Incorporation of the Company, as amended to date, (ii) the Second Amended and Restated Bylaws of the Company, as amended to date, (iii) the corporate records of the Company, including minute books of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents, as I have deemed necessary or advisable, as a basis for the opinion hereinafter expressed. For purposes of this letter, I have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates, and I have assumed that the signatures on all documents examined by me are genuine, that all documents submitted to me as originals are accurate and complete, that all documents submitted to me as copies are true, correct and complete copies of the originals thereof and that all information submitted to me was accurate and complete.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, I am of the opinion that the Shares have been duly authorized and validly issued and are fully paid and nonassessable shares of common stock of the Company.

Forum Energy Technologies, Inc.	- 2 -	December 8, 2016

I am licensed to practice law in the State of Texas. The opinion set forth above is limited in all respects to matters of the General Corporation Law of the State of Delaware, as in effect on the date hereof. I am providing this opinion in my capacity as General Counsel of the Company and not in my individual capacity as a lawyer.

I hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Company to be filed on or about the date hereof. In giving this consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

The opinion expressed herein is given as of the date hereof and I undertake no obligations to supplement this opinion if any applicable law changes after such date or if I become aware of any facts that might change the opinion expressed herein after such date or for any other reason.

Very truly yours,

/s/ James L. McCulloch

James L. McCulloch
Executive Vice President, General Counsel and Secretary